As filed with the Securities and Exchange Commission on May 31, 2024

Registration No. 333-272539

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Credit Suisse AG

(Exact Name of Registrant as Specified in Its Charter)

Canton of Zurich, Switzerland	13-5015677
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Paradeplatz 8, 8001

Zurich, Switzerland

+41 44 333 1111

(Address and telephone number of Registrant’s principal executive offices)

Patrick T. Shilling, Esq.

11 Madison Avenue

New York, New York 10010

212-713-3685

(Name, address and telephone number of agent for service)

Copies to:

Catherine M. Clarkin

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

212-558-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

UBS AG, as the successor to Credit Suisse AG (the “Registrant”), is filing this post-effective amendment to amend the registration statement on Form F-3 (Registration No. 333-272539), filed on June 8, 2023, as amended on June 22, 2023, and declared effective by the Securities and Exchange Commission on June 26, 2023 (the “Registration Statement”), registering the offer and sale from time to time of up to $51,610,474,960.81 of the Registrant’s securities.

On May 31, 2024, pursuant to the terms of the merger agreement dated December 7, 2023 between UBS AG and the Registrant, the Registrant merged with and into UBS AG pursuant to a merger by absorption under Swiss law (Absorptionsfusion), as a result of which the Registrant (including its branches) was absorbed by UBS AG (the “Merger”) and the Registrant ceased to exist and all of its assets, liabilities and contracts automatically transferred to, and were absorbed and taken over by, UBS AG by operation of Swiss law (Universalsukzession).

In connection with the Merger, all offers and sales of the Registrant’s securities registered pursuant to the Registration Statement are being terminated. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering, UBS AG, as successor to the Registrant, hereby terminates the Registration Statement in respect of any securities that remain unsold and deregisters all such securities that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, UBS AG, as the successor to the Registrant, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zurich, Switzerland, on the 31st day of May, 2024.

UBS AG
As successor by merger of absorption under Swiss law (Absorptionsfusion)

By:	/s/ David Kelly
Name: David Kelly
Title: Managing Director

By:	/s/ Patrick T. Shilling
Name: Patrick T. Shilling
Title: Managing Director

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.

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